Exhibit 99.1

Geron Initiates Clinical Trial of Human Embryonic Stem Cell-Based Therapy in Patients with Spinal Cord Injury

First Patient Treated at Shepherd Center in Atlanta

MENLO PARK, Calif.--(BUSINESS WIRE)--October 11, 2010--Geron Corporation (Nasdaq: GERN) today announced the enrollment of the first patient in the company’s clinical trial of human embryonic stem cell (hESC)-derived oligodendrocyte progenitor cells, GRNOPC1. The primary objective of this Phase I study is to assess the safety and tolerability of GRNOPC1 in patients with “complete” American Spinal Injury Association (ASIA) Impairment Scale grade A thoracic spinal cord injuries. Participants in the study must be newly injured and receive GRNOPC1 within 14 days of the injury.

The patient was enrolled at Shepherd Center, a 132-bed spinal cord and brain injury rehabilitation hospital and clinical research center in Atlanta, GA. Shepherd Center is one of seven potential sites in the United States that may enroll patients in the clinical trial.

“Initiating the GRNOPC1 clinical trial is a milestone for the field of human embryonic stem cell-based therapies,” said Thomas B. Okarma, Ph.D., M.D., Geron’s president and CEO. “When we started working with hESCs in 1999, many predicted that it would be a number of decades before a cell therapy would be approved for human clinical trials. This accomplishment results from extensive research and development and a succession of inventive steps to enable production of cGMP master cell banks, scalable manufacture of differentiated cell product, and preclinical studies in vitro and in animal models of spinal cord injury, leading to concurrence by the FDA to initiate the clinical trial.”

“We are pleased to have our patients participating in this exciting research,” said Donald Peck Leslie, M.D., medical director, Shepherd Center. “Our medical staff will evaluate the patients’ progress as part of this study. We look forward to participating in clinical trials that may help people with spinal cord injury.”

David Apple, M.D., Shepherd Center’s medical director emeritus and principal investigator of the trial at Shepherd Center, said, “This clinical trial represents another step forward in Shepherd Center’s involvement in an attempt to find a cure for paralysis in people with spinal cord injury. Shepherd Center is an ideal place to conduct this study because of our clinical expertise and the volume of patients referred here for rehabilitation care.”

In addition to Shepherd Center, Northwestern Medicine in Chicago, IL is also open for patient enrollment. As additional trial sites come online and are ready to enroll patients, they will be listed on the Patient Information pages of Geron’s website at www.geron.com/patients/clinicaltrials/hESC.aspx and on the NIH clinical trials registry, ClinicalTrials.gov, at clinicaltrials.gov/ct2/show/NCT01217008?term=GRNOPC1&rank=1.

Further information on the criteria for patient eligibility for the study is also available on ClinicalTrials.gov.

About Spinal Cord Injury

Spinal Cord Injury (SCI) is caused by trauma to the spinal cord that results in a loss of such functions as locomotion, sensation or bowel/bladder control. A traumatic blow to the spine can fracture or dislocate vertebrae that may cause bone fragments or disc material to injure the nerve fibers and damage the glial cells that insulate the nerve fibers in the spinal cord. Most human SCIs are contusions (bruises) to the cord, rather than a severance of the nerve fibers. Every year approximately 12,000 people in the U.S. sustain spinal cord injuries. The most common causes are automobile accidents, falls, gunshot wounds and sports injuries.

About GRNOPC1

GRNOPC1 contains hESC-derived oligodendrocyte progenitor cells that have demonstrated remyelinating and nerve growth stimulating properties leading to restoration of function in animal models of acute spinal cord injury. Preclinical studies showed that administration of GRNOPC1 significantly improved locomotor activity and kinematic scores of animals with spinal cord injuries when injected seven days after the injury. Histological examination of the injured spinal cords treated with GRNOPC1 showed improved axon survival and extensive remyelination surrounding the rat axons. For more information about GRNOPC1, visit www.geron.com/GRNOPC1Trial/.

About Shepherd Center

Shepherd Center is a private, not-for-profit rehabilitation hospital specializing in medical treatment, research and rehabilitation for people with spinal cord injury and disease, brain injury, multiple sclerosis, chronic pain and other neuromuscular conditions. Each year Shepherd Center admits more than 940 inpatients and more than 530 day program patients. Its staff also treats about 6,000 people on an outpatient basis annually. For more information, visit Shepherd Center online at shepherd.org.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s human embryonic stem cell technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2010.

CONTACT:
Geron:
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com
or
Shepherd Center:
Jane Sanders, 404-350-7707
Public Relations
jane_sanders@shepherd.org